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                                    EXHIBIT A


                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY

PART A: TCW ENTITIES

PARENT HOLDING COMPANY:

               The TCW Group, Inc.

               Robert Day (an individual who may be deemed to control The TCW Group, Inc.)


RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

          (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities
          Exchange Act of 1934.

          (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (iii) TCW Funds Management, Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Note: No Class D Common Stock of Tetra Technologies, Inc. is held directly by The TCW Group, Inc.
               Other than the indirect holdings of The TCW Group, Inc. no Class D Common Stock of Tetra Technologies, Inc. is held directly or indirectly by Robert Day, an individual who may be deemed to control The TCW Group, Inc.

PART B: NON TCW ENTITIES

PARENT HOLDING COMPANY:

               Robert Day (an individual who may be deemed to control the holders described below which are not subsidiaries of The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN
RULE 13d-1(b):

               Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

               Cypress International Partners Limited, a British Virgin Islands corporation and an Investment Adviser registered under
               Section 203 of the Investment Advisers Act of 1940.


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